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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



    We consent to the references to our firm in the Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of The Navellier Millennium Funds and to the use of our report dated February 18, 2000 on the financial statements and financial highlights of The Navellier Top 20 Portfolio, a series of shares of The Navellier Millennium Funds. Such financial statements, financial highlights and report of independent certified public accountants appear in the 1999 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.


                                             /s/ Tait, Weller & Baker
                                             TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
March 1, 2000